INCENTIVE LIFE LEGACY WITH EXTENDED NO LAPSE GUARANTEE RIDER TO AGE 100 $450,000.00 FACE AMOUNT

MALE, ISSUE AGE 35, PREFERRED, NON-TOBACCO USER UNDERWRITING RISK CLASS DEATH BENEFIT OPTION IS LEVEL
ANNUAL PLANNED PERIODIC PREMIUM:  $2,700.00.
USING CURRENT CHARGES, 6.00% GROSS ANNUAL INVESTMENT RETURN

THE TABLE BELOW SHOWS THE MONTHLY PROGRESS OF THE POLICY ACCOUNT VALUE, THE CASH SURRENDER VALUE, AND THE DEATH BENEFIT FROM BEGINNING TO END OF YEAR 5.
THE POLICY ACCOUNT VALUE AT THE END OF YEAR 4 IS $7,552.58.

                                   Beginning of     Beginning of
                                   Month Policy      Month Death            Gross                         Administrative
    Year           Month           Account Value       Benefit          Premium Paid      Net Premium        Charge
--------------  -------------   ----------------- ------------------  ----------------- --------------- -----------------
      5              49             $ 7,552.58        $ 450,000            $ 2,700        $ 2,376.00        $ 10.00
      5              50             $ 9,888.82        $ 450,000            $   -          $    -            $ 10.00
      5              51             $ 9,848.97        $ 450,000            $   -          $    -            $ 10.00
      5              52             $ 9,809.02        $ 450,000            $   -          $    -            $ 10.00
      5              53             $ 9,768.99        $ 450,000            $   -          $    -            $ 10.00
      5              54             $ 9,728.85        $ 450,000            $   -          $    -            $ 10.00
      5              55             $ 9,688.61        $ 450,000            $   -          $    -            $ 10.00
      5              56             $ 9,648.29        $ 450,000            $   -          $    -            $ 10.00
      5              57             $ 9,607.87        $ 450,000            $   -          $    -            $ 10.00
      5              58             $ 9,567.36        $ 450,000            $   -          $    -            $ 10.00
      5              59             $ 9,526.75        $ 450,000            $   -          $    -            $ 10.00
      5              60             $ 9,486.04        $ 450,000            $   -          $    -            $ 10.00

                                   Extended No
                                      Lapse                               Mortality &
                                    Guarantee       Cost of Insurance       Expense           Customer          Net Investment
    Year           Month             Charge             Charge              Charge         Loyalty Credit         Earnings
--------------  -------------   ------------------ ------------------- ----------------- -------------------  ------------------
      5              49              $ 12.88            $ 39.24             $ 14.39              $ -               $ 36.76
      5              50              $ 12.88            $ 39.25             $ 14.33              $ -               $ 36.61
      5              51              $ 12.88            $ 39.25             $ 14.27              $ -               $ 36.46
      5              52              $ 12.88            $ 39.25             $ 14.21              $ -               $ 36.31
      5              53              $ 12.88            $ 39.26             $ 14.16              $ -               $ 36.16
      5              54              $ 12.88            $ 39.26             $ 14.10              $ -               $ 36.01
      5              55              $ 12.88            $ 39.26             $ 14.04              $ -               $ 35.86
      5              56              $ 12.88            $ 39.27             $ 13.98              $ -               $ 35.71
      5              57              $ 12.88            $ 39.27             $ 13.92              $ -               $ 35.56
      5              58              $ 12.88            $ 39.28             $ 13.86              $ -               $ 35.41
      5              59              $ 12.88            $ 39.28             $ 13.80              $ -               $ 35.26
      5              60              $ 12.88            $ 39.28             $ 13.74              $ -               $ 35.11

                                  End of Month
                                  Policy Account       Surrender       End of Month Cash
    Year           Month              Value             Charge          Surrender Value
--------------  -------------   ------------------ ----------------  ---------------------
      5              49             $ 9,888.82        $ 7,332.10          $ 2,556.72
      5              50             $ 9,848.97        $ 7,286.71          $ 2,562.25
      5              51             $ 9,809.02        $ 7,241.33          $ 2,567.70
      5              52             $ 9,768.99        $ 7,195.94          $ 2,573.05
      5              53             $ 9,728.85        $ 7,150.55          $ 2,578.30
      5              54             $ 9,688.61        $ 7,105.17          $ 2,583.45
      5              55             $ 9,648.29        $ 7,059.78          $ 2,588.51
      5              56             $ 9,607.87        $ 7,014.39          $ 2,593.48
      5              57             $ 9,567.36        $ 6,969.01          $ 2,598.35
      5              58             $ 9,526.75        $ 6,923.61          $ 2,603.13
      5              59             $ 9,486.04        $ 6,878.23          $ 2,607.81
      5              60             $ 9,445.24        $ 6,832.84          $ 2,612.40

CALCULATION OF DEATH BENEFIT:

 Under Option A, the Death Benefit is level and equal to the Face Amount. Under Option B, the Death Benefit is equal to the Face Amount plus the Policy Account Value. Under either Option, a higher Alternative Death Benefit may apply if the value in the policy reaches certain levels relative to the Face Amount. The Alternative Death Benefit is calculated by multiplying the Policy Account Value by a percentage specified in the policy. For example, in the beginning of policy month 49, the percentage is 250%. For this example, the Death Benefit is the maximum of $450,000 and 250%*$7,552.58 = $18,881.45. Therefore, the Death
 Benefit is $450,000.

CALCULATION OF NET PREMIUM:

 The Net Premium equals the Gross Premium paid less the Premium Charge. The Premium Charge is 12% of each premium payment on guaranteed basis. On current basis, assuming there are no requested face amount increases, the charge is 12% of premiums paid in the first 5 policy years (in the first 10 policy years if the Extended No Lapse Guarantee [ENLG] rider is elected and in effect); 2% of premiums paid therafter.
 A similar charge applies to premiums attributed to requested face amount increases. Therefore, the Net Premium = Gross Premium * (1 - Premium Charge) = $2,700 * (1 - .12) = $2,376.00.

CALCULATION OF MONTHLY CHARGES DEDUCTED FROM THE POLICY ACCOUNT VALUE:

 The Monthly Administrative Charge is $20 in each of the policy's first 12 months and a maximum charge of $15 in each subsequent month (currently we charge $10).

 If ENLG Rider is elected, the charge is equal to a monthly charge per $1000 of the initial base policy face amount, and a monthly charge per $1000 of any requested increase in the base policy face amount.
 For this example, the monthly ENLG rate per $1000 of face amount is 0.02863. Therefore, the monthly ENLG charge = 0.02863 * $450,000 / 1000 = $12.88.

 The current Monthly Cost of Insurance Charge is determined by multiplying the current Cost of Insurance rate by the amount we have at risk under the policy. The Cost of Insurance rate varies depending on the individual characteristics of the insured and the policy year. The maximum rates charged are set forth in the policy. The amount at risk is the difference between (a) the Death Benefit and (b) the then Total Account Value under the policy.
 For example, in policy month 49, the current Monthly Cost of Insurance rate is
 0.00008917. Therefore, the Monthly Cost of Insurance Charge is 0.00008917*($450,000-($7,552.58+$2,376.00-$10.00-$12.88)) = $39.24.
 On a guaranteed basis, the maximum monthly rate for this insured is 0.00011417 and the maximum Monthly Cost of Insurance Charge would be 0.00011417*($450,000-($7,552.58+$2,376.00-$10.00-$12.88)) = $50.25.

 The Mortality and Expense Risk Charge is deducted from the Policy Account Value each month. The guaranteed maximum charge is 1.75% (annual rate) in years 1 through 10, and 0.50% (annual rate) in years 11+, of the value in our variable investment options. We currently charge 1.75% (annual rate) in years 1-10, 0.25% (annual rate) in years 11-20 and 0% in years 21 and later.
 For this example, it is assumed that 100% of the Policy Account Value is invested in our variable investment options. Therefore, in policy month 49, the monthly guaranteed Mortality and Expense Risk Charge is (0.0175/12) * ($7,552.58+$2,376.00-$10.00-$12.88-$39.24) = $14.39.
 The monthly current Mortality and Expense Risk Charge is also (0.0175/12) * ($7,552.58+$2,376.00-$10.00-$12.88-$39.24) = $14.39.

CALCULATION OF CUSTOMER LOYALTY CREDIT:

 Customer loyalty credits are added to the policy account value each month for policies that have been in force for at least 21 years. The dollar amount of the credit is a percentage of the total amount in our investment options.
 The percentage credit is currently at an annual rate of 0.05% in years 21 and later. This credit is not guaranteed. Therefore, in policy month 49, the customer loyalty credit is $0.00.

CALCULATION OF NET INVESTMENT EARNINGS:

 This illustration assumes that all of the Account Value is invested in Portfolios that achieve investment returns at a constant hypothetical gross annual rate of 6.00% (i.e., before any investment management fees, and other expenses of the underlying Portfolio assets). While the ENLG rider is in effect, variable investment options are limited to AXA Allocation Investment options only. The net rate of return takes into consideration of the investment management fees equivalent to an annual rate of 0.10% and an assumed average asset charge for all other expenses of the underlying portfolios equivalent to an annual rate of 1.25%. After the deduction of the arithmetic average of the investment management fees and other expenses, the corresponding net annual rate of return would be 4.57%. The net annual rate of return does not reflect the Mortality and Expense Risk Charge or other charges we deduct from the policy's value each month. However, the policy values shown above do reflect all charges. The net annual rates of return on a current basis and on a guaranteed basis are equal.

 The monthly Net Investment Earnings is the monthly net rate of return times the Policy Account Value. The monthly net rate of return for this illustration is 0.3731%. The Net Investment Earnings in policy month 49, for example, is (0.3731%)*($7,552.58+$2,376.00-$10.00-$12.88-$39.24-$14.39+$0.00) = $36.76.

 In this illustration, if the gross annual rate of return were 0%, the net annual rate of return would be -1.35%. Similarly, if the gross annual rate of return were 12%, the net annual rate of return would be 10.49%.

CALCULATION OF POLICY ACCOUNT VALUE:

 The end of month Policy Account Value is equal to the beginning of month Policy Account Value plus the Net Premium, less Charges, plus Net Investment Earnings and Customer Loyalty Credit.

 For example, in policy month 49, the end of month policy account value is $7,552.58+$2,376.00-$10.00-$12.88-$39.24-$14.39+$0.00+$36.76 = $9,888.82.

CALCULATION OF CASH SURRENDER VALUE:

 A Surrender Charge is deducted from the Account Value if the policy is surrendered during the first 15 policy years. The Cash Surrender Value is the Policy Account Value less the Surrender Charge. The amount of the Surrender Charge is set forth in the policy. For example, in policy month 49, the Surrender Charge for this illustration is $7,332.10. The Cash Surrender Value at the end of policy month 49 is $9,888.82-$7,332.10 = $2,556.72.

CALCULATION DIFFERENCES IN OTHER YEARS:

 - Death Benefit: In later years, the Policy Account Value may become large enough such that the higher Alternative Death Benefit would apply and thus increase the Death Benefit payable.

 - Net Premium: If ENLG rider is not elected and there are no requested increases in face amount, in year 6 and later, the premium charge on a current basis may be reduced to 2% and the Net Premium would be equal to the Gross Premium * (1-.02).
   If ENLG rider is elected and there are no requested increases in face amount, in year 11 and later, the premium charge on a current basis may be reduced to 2% and the Net Premium would be equal to the Gross Premium * (1-.02).

 - Customer Loyalty Credit: Starting in year 21, there will be a customer loyalty credit equal to 0.05% (annual rate) of the total amount in our investment options added to the policy account value each month.

 - Monthly Charges:

     - As described above, the Monthly Cost of Insurance Charge depends on the Cost of Insurance Rate and the amount we have at risk under the policy. The Cost of Insurance Rate generally increases from one policy year to the next. This happens automatically because of the insured person's increasing age. The amount we have at risk under the policy may increase or decrease over time. If the amount we have at risk under the policy increases, the Monthly Cost of Insurance Charge will increase.

     - The Mortality and Expense Risk Charge depends on the Mortality and Expense Risk Charge rate and the amount of the Policy Account Value invested in our variable investment options. As described above, the Mortality and Expense Risk Charge Rate varies by policy year. If the Policy Account Value invested in our variable investment options grows, the Mortality and Expense Risk Charge deducted may be higher.

 - Net Investment Earnings: The monthly Net Investment Earnings is the monthly net rate of return times the Policy Account Value. The monthly net rate of return does not vary by year for this illustration.
   If the Policy Account Value increases or decreases, the Net Investment Earnings will increase or decrease, respectively.

 - Policy Account Value: The calculation of the Policy Account Value does not vary by year. The Policy Account Value will increase or decrease over time depending on the Net Premiums paid, the Charges deducted, the Net Investment Earnings and Customer Loyalty Credit.

 - Cash Surrender Value: The Surrender Charge decreases each month until the end of year 15, after which it is equal to zero. The decrease in the Surrender Charge may increase the Cash Surrender Value, depending on the Policy Account Value.
   After year 15, the Cash Surrender Value will be equal to the Policy Account Value.